EXHIBIT 4.0


                       [Letterhead of Sirota & Sirota LLP]

                                                                  April __, 1999
Board of Directors
R-TEC Technologies, Inc.
61 Mallard Drive
P.O. Box 282
Allamuchy, New Jersey 07820

                  Re:      Opinion and Consent of Counsel With
                           Respect to Registration Statement on Form S-1

Gentlemen:

         You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form S-1 with the Securities and Exchange Commission.

         The proposed offering and public distribution relates to a minimum of 625,000 shares and a maximum of 3,750,000 shares of the Company's common stock to be offered and sold to the public at a price of $8.00 per share. It is this firm's opinion that the common stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassessable in accordance with the corporation laws of the State of New York.

         We hereby consent to be named as counsel for the Company in the registration statement and prospectus included therein.


                                                  Very truly yours

                                                  Howard B. Sirota
HBS:mc